SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        December 30, 1997

                             SCOTT'S LIQUID GOLD-INC.
             (Exact name of Registrant as specified in its charter)

  Colorado                           0-12343               84-0920811
State or other                     (Commission         (I.R.S. Employer
jurisdiction                        File Number)         Identification No.)
of incorporation)


                   4880 Havana Street, Denver, CO            80239
             (Address of principal executive offices)     (Zip Code)

Registrant's telephone number:  (303) 373-4860

Item 5.  Other Events.

     Scott's Liquid Gold-Inc. (the "Company") has announced that, as a result of settlements of insurance claims, most of the costs that the Company incurred in 1996 to resolve environmental claims relating to the Rocky Mountain Arsenal have now been recovered. Certain insurance proceeds will be recorded as a credit to the Company's income during the fourth quarter of 1997. Please see the attached press release dated December 30, 1997, which is attached hereto as Exhibit 1 and is incorporated herein by this reference.

Item 7.  Financial Statements and Exhibits.

     The following exhibit is filed with this Report:

     Exhibit No.         Document

          1         Press Release of Scott's Liquid Gold-Inc. dated December 30,
                    1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Scott's Liquid Gold-Inc.
                                           (Registrant)



Date:  December 30, 1997                By: Barry Shepard, Treasurer



                                  EXHIBIT INDEX


Exhibit No.    Document

     1         Press Release of Scott's Liquid Gold-Inc. dated December 30,
               1997.


                            SCOTT'S LIQUID GOLD-INC.
                                  RECOUPS COSTS

(BW) December 30, 1997.  Mark E. Goldstein, President and CEO of Scott's
Liquid Gold-Inc. (the "Company"), announced that, as a result of settlements of insurance claims, most of the costs that the Company incurred in 1996 to resolve environmental claims relating to the Rocky Mountain Arsenal have now been recovered. In October 1996, the Company settled these claims for approximately $6.2 million, part of which was paid by insurance companies. The Company continued its claims against non-settling insurance companies. The Company has currently settlements with all but one of its insurers. One claim for recovery of the remainder of the costs remains pending.

Certain insurance proceeds will be recorded as a credit to the Company's income during the fourth quarter of 1997. The terms of the various insurance settlements are confidential.

                       Contact:  SCOTT'S LIQUID GOLD-INC.
                            Barry Shepard, Treasurer
                     Carolyn Anderson, Exec. Vice President
                                  303/373-4860